Exhibit 15

August 6, 2019

To the Board of Directors and Shareholders of Avista Corporation
1411 East Mission Ave
Spokane, Washington 99202
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Avista Corporation and subsidiaries for the periods ended June 30, 2019 and 2018, as indicated in our report dated August 6, 2019; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, is incorporated by reference in Registration Statement Nos. 333-33790, 333-126577, 333-179042 and 333-208986 on Form S-8 and in Registration Statement No. 333-231431 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Seattle, Washington